Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-1 of our report dated March 12, 2020 (which includes an explanatory paragraph relating to the ability of Far Point Acquisition Corporation to continue as a going concern), relating to the financial statements of Far Point Acquisition Corporation, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 23, 2021